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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                          ASCENT PEDIATRICS, INC

                                    Emmett Clemente, Ph.D., President & Chairman
                                                               Eliot Lurier, CFO
                                                             Tel:   978-658-2500
                                                             Fax: 978-658-3939

        EMMETT CLEMENTE, Ph.D., APPOINTED PRESIDENT OF ASCENT PEDIATRICS

(Wilmington, MA, December 17, 1999 - The board of directors of Ascent Pediatrics, Inc., (OTCBB: ASCTP) announced the appointment of Dr. Emmett Clemente to the office of President, a position he held previously until 1996. Dr. Clemente founded the company in 1989 and will also remain as chairman of Ascent Pediatrics. Mr. Alan R. Fox, previously president, has left Ascent Pediatrics to pursue other interests.

Ascent also announced the promotion of Gregory A. Vannatter to Executive Vice President, responsible for sales, marketing and commercial operations.

"We remain committed to our focus on the pediatric pharmaceutical business," said Dr. Clemente, "and we eagerly await the FDA approval of Primsol(R) Solution (trimethoprim HCl oral solution), the company's first marketed prescription product."

Ascent Pediatrics, Inc., is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address unmet medical needs of children through the development of differentiated; proprietary products based on approved compounds with well-known clinical profiles. Ascent currently markets two non-prescription products, FeverAll(R) acetaminophen suppositories and Pediamist(R), nasal saline mist.

Investors are cautioned that this press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "expects", "intends", "will" and similar expressions are intended to identify forward-looking statements. Information contained in these forward looking-statements is inherently uncertain, and actual performance and results may differ materially due to numerous factors, including but not limited to the following: the Company's capital needs, seasonality and variable operating results, the Company's dependence on new product development, the Company's dependence on obtaining regulatory approval to market products, the Company's inability to retain or attract customers due to competition, uncertainty in the healthcare industry, and risk of product liability claims. These factors, as well as a number of other important factors, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors That May Affect Future Results", which description is incorporated herein by this reference, and in the Company's other filings with the Securities and Exchange Commission.










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